Shiner International Establishes Food-Packaging Sales Company in Shanghai

HAIKOU, China, Sept. 21 /PRNewswire-Asia/ -- Shiner International, Inc. (Nasdaq:BEST) ("Shiner" or the "Company"), an emerging global supplier of anti-counterfeiting and advanced flexible packaging solutions, today announced that it has established a new sales company based in Shanghai. The new company, Shanghai Juneng Functional Film Company, Ltd. ("Shanghai Juneng"), will increase Shiner's presence in China's growing food-safety packaging market.

Shanghai Juneng will pursue sales opportunities among China's leading food producers in the Yangtze River Delta, one of the nation's largest economic centers. Major food producers operating in the Yangtze River Delta include Want Want China Holdings Ltd., a Hong Kong-based investment holding company engaged in the manufacturing and distribution of food and beverages; and Yurun Group Co., the second largest sausage manufacturer in China. Shanghai Juneng is scheduled to begin operations on September 20, 2010.

Shanghai Juneng is a joint venture between the Company and Shanghai Shifu Film Material Co., Ltd., a Shanghai-based sales company specializing in films for various industrial and consumer applications. Under the terms of the agreement, Shiner will own 70% of the joint venture, and Shanghai Shifu Film Material will own 30%. The general manager of Shanghai Juneng will report directly to the CEO of Shiner.

Shiner expects strong demand in the food packaging business, driven by the recent food safety regulations in China and a rising demand for processed foods that provide convenience in correlation with China's elevated standard of living. According to Euromonitor International, "As China's economy develops, Chinese consumers are increasingly turning to packaged goods, which offer convenience, quality, aesthetics and lifestyle branding." Market research firm RNCOS forecasts that China's processed food industry will grow at a compound annual growth rate of approximately 33% through 2013.

Shiner's president and CEO, Qingtao Xing, commented, "The launch of our Shanghai sales company marks a significant step forward in our marketing and business expansion strategies. We expect Shanghai Juneng to enhance our market share in the domestic food packaging industry and strengthen Shiner's position as one of China's leading packaging film manufacturers. Furthermore, we plan to open several new sales offices throughout China in the near future, which we will utilize to expand the client-facing side of our business and attract additional demand for our products."

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and the convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 69% percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at http://www.shinerinc.com ..

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.

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